EXHIBIT 10.18

PEOPLES NEIGHBORHOOD BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AGREEMENT is made and entered into this 9th day of  May 2011, by and between Peoples Neighborhood Bank, a Pennsylvania state-chartered bank and Alan W Dakey.

ARTICLE 1

DEFINITIONS

The following words and phrases used in this Plan have the meanings specified:

“Accrual Balance” means as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to the Executive who is participating in the Plan, without regard to whether such amount is actually accrued as of such date.

“Actuarial (Actuarially) Equivalent” means a benefit of equivalent value to the normal form of benefit determined by generally accepted actuarial principles. An actuarially equivalent lump sum shall be calculated using the Discount Rate in effect on the determination date.

“Bank” means Peoples Neighborhood Bank, Pennsylvania.

“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to
Article 4 of this Plan.

“Change in Control” shall mean a change in ownership, change in effective control or change in ownership of a substantial portion of assets, as defined in Code Section
409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury.

“Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the
Treasury.

“Discount Rate” means the rate used by the Plan Administrator for determining the Executive’s Accrual Balance. If required by its outside auditors, the Plan Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Termination for Cause, or after a Change in Control.

“Effective Date” means May 9, 2011.

“Executive” means the SERP Participant, President and Chief Executive Officer.

“Normal Retirement Age” means the Executive’s [65th] birthday.

“IMPUTED INCOME” means the bank shall impute income to Executive in an amount equal to the current term rate for Executive’s age multiplied by the aggregate death benefit payable to Executive’s beneficiary.  The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

“Plan” means this Peoples Neighborhood Bank Supplemental Executive Retirement Plan.

“Plan Administrator” or “Administrator” means the plan administrator described in Article 8 of the Plan.

“Separation from Service” means the Executive’s service (as an executive and/or independent contractor to the Bank and any member of a controlled group, as defined in
Code Section 414), terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death; provided such Separation of
Service constitutes a separation of service as defined in Code Section 409A.

“Termination for Cause” and “Cause” shall mean the Executive’s involuntary termination of employment by the Bank following the occurrence of any of the following:

        (1) Personal dishonesty;
(2) Incompetence;
(3) Willful misconduct;
(4) Breach of fiduciary duty involving personal profit;
(5) Intentional failure to perform stated duties; or
        (6) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

ARTICLE 2

BENEFITS

2..1 Normal Retirement Benefit. Unless a Separation from Service or a Change in Control occurs before Normal Retirement Age, upon Executive’s Separation of Service on or after attaining Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Plan.

(a)	Amount of Normal Retirement Benefit. The Executive’s annual benefit upon Normal Retirement is $30,000 per annum payable in equal monthly installments for 120 months.

(b) (c)
Payment of Benefit. Subject to Section 2.4 of the Plan, the Bank shall pay the annual benefit to the Executive in monthly installments beginning on the first business day of the first month after the Executive’s Separation from Service. The Normal Retirement benefit as provided in Section 2.1 above, shall be paid to the Executive (or in the event of the Executive’s death, to the Executive’s Beneficiary) for 120 months.

Alternative Forms of Payment  Subject to Section 2.4, the Executive may elect to receive his Normal Retirement Benefits payable under this Plan in an Actuarially Equivalent lump sum, provided he elects to do so upon his initial designation as a Participant or as otherwise permitted by Code Section 409A.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Plan.

(a)	Amount of Benefit. The Executive’s benefit upon Early Termination shall be the Executive’s Accrual Balance as of the last day of the month preceding his Early Termination.

(b)
Payment of Benefit. Subject to Section 2.4 of the Plan, the Executive’s Early Termination benefit shall be paid in a lump sum within thirty (30) days following the Executive’s Separation from Service. Notwithstanding the foregoing, the Executive may elect to receive the Early Termination Benefit in monthly installments over a 10-year period, beginning on the first business day of the first month after the Executive’s Separation from Service, provided he elects to do so upon his initial designation as a Participant or as otherwise permitted by Code Section 409A. For purposes of the foregoing installment payment election, the monthly payment shall be calculated as a fixed amount which amortizes the Accrual Balance at the Executive’s Separation from Service in equal monthly installments of principal and interest over the applicable period. For purposes of determining the amount of the monthly payment, the interest rate used shall be the Discount Rate in effect at the Executive’s Early Termination.

2.3 Change in Control Benefit. If a Change in Control occurs after the effective date of the Executive’s participation in the Plan but before the Executive’s Normal Retirement Age and before his Separation from Service, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Plan.

(a)
Amount of Benefit. The benefit under this Section 2.3 is equal to the Normal Retirement benefit under Section 2.1 (determined without regard to the Executive’s age as of the Change in Control effective date).

(b)
Payment of Benefit. The Bank shall pay the Change in Control benefit under Section 2.3 of this Plan to the Executive in a lump sum that is the Actuarially Equivalent to his benefit calculated under Section 2.1 of the Plan (assuming the Change in Control effective date occurred at the Executive’s Normal Retirement Age). Such payment shall be made within ten (10) days after the Change in Control. If the Executive receives the benefit under this Section 2.3 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under Section 2.3 if an additional Change in Control occurs thereafter.

2.4 Code Section 409A.

(a)
Any payments made pursuant to this Plan, to the extent of payments made from the date of Separation of Service through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1 .409A-1 (b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1 .409A-1 (b)(9)(iii), to the maximum extent permitted by said provision.

(b)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion there from to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(c)
If when the Executive experiences a Separation of Service, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s Separation from Service for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

2.5 One Benefit Only. Notwithstanding any provision to the contrary, the Executive and/or his Beneficiary are entitled to one benefit only under this Plan, which shall be determined by the first event to occur for which the Executive is entitled to benefits.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service or After Benefit Commencement. If the Executive dies before a Separation from Service, the Executive’s Beneficiary shall be entitled to receive the benefit the Executive would have received under Section 2.1 of the Plan if he were deemed to have attained his Normal Retirement Age immediately prior to his death, unless the Change in Control benefit shall have previously been paid to the Executive. If a benefit is payable to the Executive’s Beneficiary under the preceding sentence, the benefit shall be paid in an Actuarially Equivalent lump sum within ninety (90) days after the Executive’s death. If the Executive dies after a Separation from Service but prior to the time all payments have been made pursuant to Article 2, the remaining payments shall be made to the Executive’s Beneficiary at the same time such payment would have been made to the Executive; provided that the aggregate benefit payments made to the Executive and his Beneficiary will not exceed 120 months.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as, or different from, the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS
5.1 Termination for Cause. Despite any contrary provision of this Plan, the Bank shall not pay any benefit under this Plan if the Executive’s Separation from Service is the result of the Executive’s Termination for Cause.

5.2 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as to the Executive as of the effective date of the order.

5.3 Default. Notwithstanding any provision of this Plan to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

5.4 Regulatory Provisions. Any payments contemplated pursuant to this Agreement, are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a)
Initiation Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)
Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(c)
Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

             (i)  the specific reasons for the denial;
             (ii) a reference to the specific provisions of the Plan on which the denial is based;
             (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explantion of why it is needed;
             (iv) an explanation of the Plan's review procedures and the time limits applicable to such procedures; and
             (v)  a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determined on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)	Initiation Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)
Additional Submissions Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

(d)
Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(e)
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	the specific reason for the denial,
(ii)	a reference to the specific provisions of the Plan on which the denial is based,
(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3 Reimbursement of Expenses. If the claimant prevails at the conclusion of the claims and review procedure outlined in this Article 6, including any civil action brought by the claimant under ERISA Section 502(a), the Bank shall reimburse the claimant for all legal expenses incurred by the claimant in the claims and review procedure.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. This Plan may not be amended or terminated by he Bank without the prior written consent of the Executive.

7.2 Binding Effect. This Plan shall bind each participating Executive, the Bank, and their Beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not guarantee the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned,pledged, attached, or encumbered in any manner.

7.5 Successors. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume this Plan in the same manner and to the same extent that the Bank would be required to perform under this Plan if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.7 Applicable Law. This Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and his Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to aticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

7.9 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.10 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan..

7.11 Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive; to the principal executive offices of the Bank, in the case of notices to the Bank.

7.12 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Plan, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Plan declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Plan. In these circumstances the purpose of this Plan would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Plan, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of rights under this Plan under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that:

(i)	the Bank has failed to comply with any of its obligations under this Plan, or

(ii)
the Bank or any other person has taken any action to declare this Plan void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice (at the Bank’s expense as provided in this Section 7.12) to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.12, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.12 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite any contrary provision in this Section 7.12 however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act 12 U.S.C. 1828(k) and Rule 359.3 of the Federal Deposit Insurance Corporation 12 CFR 359.3.

ARTICLE 8

ADMINISTRATION OF PLAN

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Bank’s Board of Directors or such Committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Neither the Executive or his Beneficiary shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted assumptions, including, but not limited to, the Discount Rate.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Plan as of the date first written above.

ATTEST: PEOPLES NEIGHBORHOOD BANK:

WITNESS:                                                                            EXECUTIVE: